EXHIBIT 99.1

 Empire Petroleum Corporation Announces a Joint

Development Agreement with Petroleum Independent

& Exploration LLC

•	Petroleum Independent and Exploration Corporation to jointly develop the Ft. Trinidad Field with Empire Texas LLC
•	Contract Operator, PIE, has identified the first of many workover/recompletion programs to potentially uplift field production
•	Technical Services Agreement integrates geology, geoscience, land, engineering, production, and well supervision
•	Securities Purchase Agreement for PIE to have the opportunity to own up to 40% of Empire equity and two board seats

TULSA, Okla.--(BUSINESS WIRE)-- Empire Petroleum Corporation (“Empire”) (OTCQB:EMPR) announced today that it has completed an equity transaction and a field level debt issuance, fully funding a substantial workover/recompletion program at its recently-acquired properties in East Texas, specifically, the Fort Trinidad Field in Houston and Madison Counties. As a result of the investment, Empire Texas LLC has entered into a joint development agreement with The Woodlands, Texas-based Petroleum Independent & Exploration LLC and PIE Operating LLC and their affiliates (collectively, “PIE”) and Mineral Resource Texas, LLC (“MRP”) to execute of series of workovers designed to potentially increase the field’s production from existing wellbores.

The Securities Purchase Agreement outlines a PIE total investment of approximately $3,375,000 for an equity stake of up to 40% of Empire. In addition, PIE will provide up to a $2,000,000 loan (may be amended to $3,000,000) to Empire Texas LLC for workover development within our current East Texas assets.

The properties contain approximately 91% working interest and 83% net revenue interest and have been recently producing from multiple pays of the Glen Rose, Edwards and Buda formations. PIE, led by Phil Mulacek, will contract operate the field and identified workover wells in the program, bringing their experienced carbonate geology, and geophysical, and drilling team that has been responsible for world class discoveries, such as the Elk and Antelope Fields in Papua New Guinea, subsequently bought by Exxon Mobil and Total in 2017.

“As a significant investor in Empire, combined with the operational expertise and capital to implement an initial robust workover program, we believe PIE is a terrific partner aligning with all shareholders,” stated Mike Morrisett, President. “It has been a pleasure working with Phil Mulacek and his team bringing our Joint Development Agreement quickly to fruition.”

“We’re pleased to have the opportunity to work with Phil and his highly experienced technical team at PIE,” stated Tommy Pritchard, CEO. “The enthusiasm shown while working on planning brought forward other potential acquisitions in close proximity to our strong position in the Fort Trinidad Field that we are currently evaluating.”

About Empire Petroleum Corporation (EMPR)
Empire Petroleum Corporation is a publicly-traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota and Montana. Management is focused on targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. Empire looks for assets where its operational team can deploy rigorous field/well management techniques to reduce unit operating costs and improve margins while optimizing production. For more information, please visit: www.empirepetrocorp.com

About Petroleum Independent & Exploration LLC
Petroleum Independent & Exploration LLC (PIE LLC), is a private Oil and Gas company that began in 1981, with Mr. Phil Mulacek as founder. PIE LLC and MRP LLC have operations across the southern USA. Mr. Mulacek and PIE LLC founded InterOil Corporation in 1994/1995 with the acquisition of a former Chevron refinery. Mr. Mulacek developed InterOil from a US$10 million market cap (~0.50/share) to an integrated Oil & Gas company with a market cap over US$5 billion ($109/share NYSE). The business included a refinery, a downstream business (retail gas stations and distribution), and the world class upstream assets of the Elk, Antelope, and Triceratops structures; certified at over 10 tcfe / ~ 1.5 Billion BOE. The Antelope limestone reef structure is ranked as one of the highest quality gas discoveries in the world, and Antelope #2 well was the highest capacity gas well in the world with a total flow of 755 million scfgepd. Mr. Mulacek is a Petroleum Engineer with over 40 years' experience.

About Mineral Resources Partners, LLC
Mineral Resources Partners, LLC is a privately-owned oil and gas exploration and production company that owns over 550,000 net mineral acres in Texas, Louisiana, Alabama and Georgia. The company acquires, develops and operates unconventional and conventional oil and gas fields, with its core areas being in the Permian Basin (Spraberry Trend/WolfCamp), East Texas (Haynesville, Petit, Woodbine, Cotton Valley and James Lime) and Louisiana (Austin Chalk, Frio, Cockfield and Wilcox). MRP was financed in 2016 by Phil Mulacek, of PIE LLC. For more information, please visit: www.mineralresourcespartners.com

FORWARD-LOOKING STATEMENTS
This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that Empire expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Empire, see Empire’s Form 10-K for the fiscal year ended December 31, 2019.

Contacts

Tommy Pritchard, CEO
Mike Morrisett, President
539-444-8002

Source: Empire Petroleum Corporation